Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement, regarding the Energy Services of America Staff 401(k) Retirement Plan, of our report dated December 17, 2015, with respect to the consolidated balance sheets of Energy Services of America Corporation as of September 30, 2015 and 2014, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2015, which appears in the Annual Report on Form 10-K of Energy Services of America Corporation for the year ended September 30, 2015.

/s/ Arnett Carbis Toothman LLP

Charleston, West Virginia
June 24, 2016